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                                                                   EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Agreement, dated as of the 17th day of January 2001, by and among Florida Coastline Community Group, Inc., a Florida Corporation (the "Company"), Florida Coastline National Bank (Proposed), a proposed national bank to be organized under the laws of the United States (the "Bank") (the Company and the Bank are collectively referred to herein as the "Employer") and Hans C. Mueller (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the directors of the Company, as organizers of the Bank, are seeking approval from the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC") to charter a national bank in Miami-Dade County, Florida; and

         WHEREAS, Executive is willing to assist the directors of the Company in the organization of the Bank and to become the Chairman, Chief Executive Officer and President of the Bank and the Company in accordance with the terms and conditions herein after set forth;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties agree as follows:

         1. EMPLOYMENT. Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement.

         2. TERM. The term of employment of the Executive under this Agreement shall be for the five year term period commencing on June 1st, 2000.

         3. COMPENSATION.

         (a) SALARY. For all services rendered by the Executive, Executive shall be paid a minimum annual base salary of $140,000.00, payable in semi-monthly installments during the term of this Agreement. Salary payments shall be subject to withholding and other applicable taxes. Such base salary shall be increased from time to time in the sole discretion of the Board of Directors of the Bank.

         (b) BONUS. Executive shall receive a bonus paid by the Company of $50,000.00 as soon as practicable after the Bank opens for business


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         (c) DISCRETIONARY BONUS. Beginning on the first anniversary of the
Bank's opening for business and on each successive anniversary, or alternatively at the close of each of the Bank's fiscal years, in addition to Executive's base salary, Executive shall be eligible to receive such performance bonuses as determined in the discretion of the Board of Directors of the Bank.

         (d) PERFORMANCE BONUS. Beginning at the end of the first fiscal year in which the Bank becomes profitable on a cumulative basis and continuing in each successive year thereafter during the term hereof, Executive shall receive a bonus equal to five percent (5%) of the net income, before taxes, of the Bank up to a maximum bonus in each year of 100 percent (100%) of Executive's Base Salary. The payment of any bonus pursuant to this Section 3(b) shall be contingent upon the following:

         (i) Prior to the granting of any bonus to Executive, the Board of Directors of the Bank shall consider, and document its findings in the minutes of the meeting wherein the issue was considered, Executive's performance in light of the status of the Bank's internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and such other performance goals and objectives mutually agreed upon between Executive and such Board of Directors.

         (ii) The overall condition of the Bank must be "satisfactory" in the opinion of the OCC as set forth in the most current OCC Report of Supervisory Activity provided to the Board of Directors of the Bank and the Uniform Financial Institution Rating of the Bank shall not be less than a "2"; and

         (iii) The Bank shall be "well capitalized" as defined under the regulations promulgated by the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

         4. TITLE AND DUTIES. Executive shall serve as Chairman, Chief Executive Officer and President of the Bank once the OCC has granted preliminary charter approval and a member of the Interim Board of Directors and the initial Board of Directors of the Bank. Executive shall run the day-today activities of the Bank and oversee the Bank, within the framework of the approved annual budget, and with a sound system of internal controls and in compliance with the policies of the Board of Directors of the Bank, and all applicable laws and regulations. Executive shall be nominated as a director, Chief Executive Officer and President for the term of this Agreement.

         5. EXTENT OF SERVICES. Executive shall devote his entire time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other business activity which requires the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in client development after normal business hours.




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However, Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made. Executive shall notify Employer of any participation by him in any trade association or similar organization. Executive is also expected to invest his time in local Civic, Community and Social Organizations which will further develop the name and business activities of the Employer.

         6. EXPENSES. Executive may incur reasonable expenses for promoting the business the Bank, including expenses for entertainment, travel and similar items. Executive will be reimbursed for all such expenses upon Executive's monthly presentation of an itemized account of such expenditures.

         7. VACATION. Executive shall be entitled to a vacation of four (4) weeks per year, according to the Bank's personnel policy, which will be established by the Bank's Board of Directors during which the Executive's compensation shall be paid in full.

         8. ADDITIONAL COMPENSATION.

         (a) As additional consideration paid to Executive, Executive shall be provided with health, hospitalization, disability and term life insurance and participation in the Bank's incentive compensation plan (in the event one is adopted by the Board of Directors of the Bank). In addition, Executive shall be provided with a monthly automobile allowance of $500.00 per month as soon as the Company's initial public offering is completed and the bank receives preliminary regulatory approval to operate the bank. The Company shall also grant to Executive options to purchase three percent (3%) of the number of shares of Common Stock of the Company offered in its initial public offering at a purchase price equal to the per share price in the Company's initial public offering, pursuant to the Company's Incentive Stock Option Plan, as soon as practicable after the Bank commences business. Twenty percent (20%) of these options shall vest on the date the Bank commences business and twenty percent (20%) shall vest on each of the four successive anniversaries of the Bank's opening for business, however, if the Bank should be sold as a result of a tender offer, all options of the Executive, vested and not yet vested, will be able to be exercised. All options shall be exercisable for a period of ten (10) years from the date of grant. Executive shall also be reimbursed for the costs of joining one civic club and one social club (including initiation fees, dues and assessments) once the Bank has become profitable on a cumulative basis.

         (b) DEFERRED COMPENSATION LIFE INSURANCE BENEFIT. As of the Commencement of Operations, the Bank and the Company shall purchase for $175,000 the Executive's existing prepaid split-dollar life insurance policy, and shall thereafter assume all obligations thereof, including all ongoing premiums and expenses related thereto. The Bank and the Company shall hold and maintain such policy, subject to the Executive's right to repurchase the policy




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in accordance with its terms and this Agreement at the purchase price paid to acquire such policy. The Bank and the Company agree to reimburse the Executive for all costs and expenses (including, without limitation, all interest charges and expenses payable by the Executive related to the initial investment cost of the policy) and all other expenses associated with the maintenance of the policy during the Organizational Period and the purchase of the policy by the Bank and the Company as of the Commencement of Operations.

         9. CHANGE IN CONTROL OF THE COMPANY.

         (a) In the event of a "Change in Control" of the Company, as defined herein, Executive shall be entitled, for a period of thirty (30) days from the date of the closing of the transaction effecting such change in control and at his election, to give written notice to the Employer of termination of this Agreement and to receive a cash payment equal to two hundred ninety-nine percent (299%) times the compensation, including bonus, if any, received by Executive in the one year period immediately preceding the change of control. The severance payments provided for in this Section 9(a) shall be paid in cash, commencing not later than ten (10) days after the date of notice of termination by Executive under this section 10 or ten (10) days after the date of closing of the transaction effecting the change in control of the Company, whichever is later.

         (b) For purposes of this Section 9, "change of control" of the Company shall mean:

         (i) Any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Company;

         (ii) The sale of all or substantially all of the assets of the Company; or

         (iii)    The liquidation of the Company.

         10.  TERMINATION.

         (a) FOR CAUSE. This Agreement may be terminated by the Board of Directors of the Bank without notice and without further obligation than for monies already paid, for any of the following reasons:

         (i) Receipt by the Bank of written notice from the OCC that the OCC has criticized the Executive's performance or his area of responsibility, and has either (a) rated the Bank a "4" or a "5" under the Uniform Financial Rating System or (b) has



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                  determined that the Bank is in a "troubled condition" as
                  defined under Section 914 of the Financial Institutions Reform and Enforcement Act of 1989;

         (ii) Failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Bank;

         (iii) Gross negligence or willful misconduct of Executive materially damaging to the business of the Bank during the term of this Agreement or not disclosed to the Bank prior to the commencement of the term of this Agreement; or

         (iv) Arrest for, charged in relation to, by criminal information, indictment or otherwise, or conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude.

                  In the event that the Bank discharges Executive alleging, "cause" under this Section 10(a) and it is subsequently determined judicially that the termination was "without cause" then such discharge shall be deemed a discharge without cause subject to the provisions of Section 10(b) hereof. In the event that the Bank discharges Executive alleging "cause" under this Section 10(a), such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such "cause." The termination of Executive for "cause" shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 12 hereof.

         (b) WITHOUT CAUSE.

         (i) The Bank may, upon thirty (30) days written notice to Executive, terminate this Agreement without cause at any time during the term of this Agreement upon the condition that the Executive shall be entitled, as liquidated damages in lieu of all other claims, to the payment of this base salary for a period of six months. The severance payments provided for in this Section 10(b) shall commence not later than thirty (30) days after the actual date of termination of employment of Executive. The termination of Executive "without cause" shall not entitle Bank to the enforcement of the non-competition and non-solicitation covenants contained in Section 12 hereof.

         (ii) Executive may upon thirty (30) days written notice to Employer terminate this Agreement without cause at any time during the term of this Agreement. In the event of



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                  termination of this Agreement by Executive, the Bank shall have no further obligation to Executive than for monies paid and the Bank shall be entitled to enforcement of the non-competition and non-solicitation covenants contained in
                  Section 12 hereof.

         (iii) In the event this Agreement is terminated without cause, whether by Executive or by the Bank, any stock options or unexercised portion thereof, granted pursuant to this Agreement, whether or not vested on the date of termination, may be exercised by Executive within one hundred eighty (180) days from the date of termination at which time all such options shall expire.

         11. DEATHS OR DISABILITY. In the event of the Executive's death, Employer shall pay to Executive's designated beneficiary, or, if Executive has failed to designate a beneficiary, to his estate, an amount equal to the Executive's base salary pursuant to Section 3 hereof through the end of the month in which the Executive's death occurred. Such compensation shall be in lieu of any other benefits provided hereunder, except that (i) in the event of a change of control of the Company as defined herein, Executive's designated beneficiary or his estate, as the case may be, shall be entitled to the benefits of Section 10(b) hereof, and (ii) any benefits payable pursuant to
Section 3 shall be prorated and made available to Executive in respect to any period prior to his death. The Bank may maintain insurance on its behalf to satisfy in whole or in part the obligations of this Section 11.

         In the event of the Executive's disability, as hereinafter defined, Employer shall pay to Executive the base salary then in effect through the end of the month in which the Executive became disabled. Executive shall be deemed disabled if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder for a period of sixty (60) consecutive days. Any dispute regarding the existence, the extent, or the continuance of Executive's disability shall be resolved by the determination of a duly licensed and practicing physician selected by and mutually agreeable to both the Board of Directors of the Bank and the Executive; provided, however, if Executive officially establishes his eligibility to receive social security disability benefits or is deemed disabled under the terms and conditions of any disability insurance policy carried on the Executive by the Company or the Bank, he shall be deemed to be disabled as provided herein without further proof. Executive shall make himself available for and submit to such examinations by said physician as may be directed from time to time by the physician. Failure to submit to any such examinations shall constitute a material breach of this Agreement.

         12. NON-COMPETITION AND NON-SOLICITATION.

         (a) Executive acknowledges that he has preformed services or will perform services hereunder, which directly affects Employer's business. Accordingly, the parties deem it necessary to enter into the protective



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Agreement set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

         (b) In the event of termination of employment under this Agreement by action of the Executive pursuant to 9(b)(ii) prior to the expiration of the term of this Agreement, Executive agrees with Employer that through the actual date of the termination of the Agreement, and for a period of twelve (12) months after such termination date, Executive shall not, without prior written consent of Employer, within a fifteen (15) mile radius of the headquarters of the Employer, either directly or indirectly, serve as Chairman, President or CEO of any bank.

         (c) The covenants of Executive set forth in this Section 12 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce Employer to enter into this Agreement. In the event that a court of competent jurisdiction finds that Executive has violated the provisions of this Section 12, then, as partial relief to Employer, all unexercised options granted to Executive pursuant to
Section 8 hereof shall immediately become null and void. Further, each of the aforesaid covenants may be availed of or relied upon by Employer in any court of competent jurisdiction and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees) suffered by Employer arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 12 are cumulative to each other and to all other covenants of Executive in favor of Employer contained in this Agreement and shall survive the termination of this Agreement for the purpose intended. Should any covenant, term or condition contained in this Section 12 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 12 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 12 shall not affect the validity of any other provision in this Section 12 or elsewhere in this Agreement.

         13. NOTICE. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent via U.S. First Class Mail and Certified Mail to:

                  EXECUTIVE'S RESIDENCE:

                                            Hans C. Mueller
                                            255 Palm Avenue
                                            Miami, Florida 33139
                                            (305) 333-0055 Phone
                                            (305) 443-7442 Facsimile



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                  OR TO ITS ATTORNEY IN THE CASE OF THE EMPLOYER:

                                            Richard J. Bischoff, Esq.
                                            The Aragon Building
                                            288 Aragon Avenue
                                            Coral Gables, FL 33134
                                            (305) 443-7400 Phone
                                            (305) 443-7442 Facsimile

         14. WAVER OF BREACH. The waver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No wavier shall be valid unless in writing and signed by an authorized officer of the Employer.

         15. ASSIGNMENT. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

         16. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

         17. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waver, change, modification, or discharge is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above with an effective date of June 1, 2000.

                                         "COMPANY"

                                         FLORIDA COASTLINE COMMUNITY
                                         GROUP, INC.


                                         By: /s/ Merril Stevens
                                             ---------------------------------
                                                  Authorized Representative

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                                         "BANK"

                                         FLORIDA COASTLINE
                                         NATIONAL BANK (PROPOSED)


                                         By:
                                             ---------------------------------
                                                  Authorized Representative


                                         "EXECUTIVE"

                                         By:  /s/ Hans C. Mueller
                                             ---------------------------------
                                                  Hans C. Mueller, Individually




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                        ADDENDUM TO EMPLOYMENT AGREEMENT

         This Addendum to Employment Agreement (the "Addendum") dated as of the 8th day of March, 2000 by and among Florida Coastline Community Group, Inc., a Florida corporation (the "Company"), Florida Coastline National Bank (proposed), a proposed national bank to be organized under the laws of the United States (the "Bank") (the Company and the Bank are collectively referred to herein as the "Employer") and Hans C. Mueller (the "Executive")

                                  WITNESSETH:

         WHEREAS, the Employer and the Executive entered into that certain Employment Agreement the ("Agreement") as of June 1, 2000; and

         WHEREAS, the Employer and the Executive wish to (i)delete the text of
Section 8(b) of the Agreement and replace such text with a restated Section 8(b) in order to (x)clarify the Executive's obligation to buy back the prepaid split-dollar life insurance from the Employer in the event that the Executive's employment is terminated; and (y) to more clearly reference and identify such policy; (ii) add an additional circumstance that will allow the Employer to terminate the Executive "for cause;" and (iii) clarify that the performance of the Executive will be reviewed annually by the Board of Directors.

         NOW THEREFORE, for and in consideration of the mutual premises and covenants contained herein and in the Agreement, the parties agree as follows:

         1. The text of Section 8(b) of the Agreement shall be deleted and replaced in its entirety with the following text:

         DEFERRED COMPENSATION LIFE INSURANCE BENEFIT. As of the commencement of operations, the Bank and the Company shall purchase for $192,333 the Executive's existing prepaid split dollar life insurance policy (the "Policy") underwritten by Alexander Hamilton Life Insurance Company, policy number 75,0001146 a copy of which is attached hereto as Exhibit A. The Bank and the Company shall hold and maintain the Policy, subject to the Executive's right to repurchase the Policy in accordance with its terms and the terms of this Agreement for $175,000 to acquire the Policy. If the Executive's employment with the Bank and the Company is terminated for any reason except the death of the Executive, the Executive shall, within ninety (90) days following such termination, repurchase the Policy from the Bank and the Company for $175,000 for the Policy. In the event that the Executive fails to repurchase the Policy within the aforementioned ninety (90) day period, the Executive shall pay monthly interest to the Bank and the Company on the amount of $175,000 at the rate of one percentage point over the then current prime rate per annum. Executive shall make monthly payments no later than the last business day of each month commencing on the last business day of the month immediately following the end of the ninety (90) day period and shall continue to make such monthly payments


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         until the Executive repurchases the Policy.

         2. Section 10(a) of the Agreement sets forth four enumerated circumstances as reasons for the termination "for cause" of Mr. Mueller's employment with the Bank to those four reasons there shall be added a fifth reason as follows:

         (v) failure or regulatory takeover of the Bank.

         3. The following sentence shall be added to Section 2 of the
Agreement:

         The Board of Directors of the Bank shall conduct an annual review of the Executive's performance.

         IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first written above.

                                       COMPANY

                                       Florida Coastline Community Group, Inc.


                                       By:
                                          -----------------------------------
                                                Authorized Representative

                                       BANK

                                       Florida Coastline National Bank

                                       By:
                                          -----------------------------------
                                                Authorized Representative

                                       EXECUTIVE

                                       -----------------------------------
                                       Hans C. Mueller